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                                                                      Exhibit 21

                         GENZYME TRANSGENICS CORPORATION

                           SUBSIDIARIES OF THE COMPANY

ATIII LLC, a Delaware limited liability company

Genzyme Transgenics Securities Corporation, a Massachusetts corporation

GTC Cancer Vaccines, Inc., a Delaware corporation

GTC Japan Limited, a company organized under the laws of Japan

GTC Holding, Ltd., a company organized under the laws of the Cayman Islands

TSI Corporation, a Delaware corporation

Transgenic Investments, Inc., a Delaware corporation

TSI Deutschland GmbH, a company organized under the laws of Germany

Health Sciences Research Incorporated, a Delaware corporation